COMMONWEALTH INTERNATIONAL SERIES TRUST
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                                 CODE OF ETHICS
                                       FOR
              PRINICIPAL EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS

I.   COVERED OFFICERS/PURPOSE OF CODE

     The Boards of Trustees of the Commonwealth International Series Trust on behalf of its Funds has established this Code of Ethics (the "Code") in accordance with the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. Commonwealth International Series Trust, a Massachusetts business trust (the "Trust") is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). This Code of Ethics ("Code") for the Trust and its series funds (collectively, the "Funds" and each a "Fund") applies to the Fund's Principal Executive Officer and Principal Financial Officer (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

     o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
     o Full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by or on behalf of the Funds;
     o    Compliance   with   applicable   laws  and   governmental   rules  and
          regulations;
     o    Accountability for adherence to the Code, and
     o The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code.

     Each Covered Officer must adhere to a high standard of business ethics and must be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD ETHICALLY HANDLE ACTUAL AND APPARENT CONFLICTS OF INTEREST

     A "conflict of interest" occurs when the Covered Officers' private interests interfere with the interests of, or their service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and are already subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). For example, Covered Officers may not individually

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engage in certain  transactions  (such as the purchase or sale of  securities or other property) with the Funds because of their status as "affiliated persons". Compliance programs and procedures of the Trust and the Trust's investment adviser, transfer agent, fund accounting service provider, administrative service provider, and principal underwriter (each a "Service Provider") are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

     Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust and a Service Provider. As a result, this Code recognizes that Covered Officers will, in the normal course of their duties (whether formally for the Trust or for a Service Provider, or for both), be involved in establishing policies and implementing decisions which will have different effects on a Service Provider and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and a Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not all inclusive. The primary concern is that the personal interest of the Covered Officer should not be placed improperly before the interests of the Trust.

     Each Covered Officer must:

     o Not use his personal influence or personal relationships to improperly influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;
     o Not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds;
     o Disclose any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers or any affiliated person thereof; and
     o Not use material non-public knowledge of portfolio transactions made or contemplated for a Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

     Certain material conflict of interest situations require written pre-approval from the Trust's Audit Committee or its designated representative. Examples of material conflict of interest situations requiring pre-approval include:

     o    Service as a director on the board of any public company;
     o    The receipt of any non-nominal gifts;

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     o    The receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety; and
     o A direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

     The Trust's Independent Trustees will be provided a list of any such written pre-approvals requested in connection with the next regularly scheduled Board meeting.

III. DISCLOSURE AND COMPLIANCE

     o Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Trust;
     o Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Trust, including to the Trust's Board of Trustees ("Board") and auditors, and to governmental regulators and self-regulatory organizations;
     o Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers of the Trust and officers and employees of the Service Providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by or on behalf of the Funds; and
     o It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.  REPORTING AND ACCOUNTABILITY

     Each Covered Officer must:

     o Upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read and understands the Code;
     o Annually thereafter affirm to the Board that he has complied with the requirements of the Code;
     o Not retaliate against any other Covered Officer, other officer of the Trust, any employee of a Service Provider or any of their affiliated persons for reports of potential violations that are made in good faith; and
     o Notify the Trust's Audit Committee or its designated representative promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

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     The  Trust's   Audit   Committee,   directly  or  through  its   designated
representative, is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, the Independent Trustees will consider any waivers of any provision of this Code.

     The Trust will follow the following procedures in investigating and enforcing this Code:

     o The Trust's Audit Committee will take all appropriate action to investigate any reported potential violations;
     o If, after such investigation, the Audit Committee believes that no violation has occurred, the Audit Committee is not required to take any further action;
     o Any matter that the Audit Committee believes is a violation will be reported to the Independent Trustees;
     o If the Independent Trustees concur that a violation has occurred, they will inform the Covered Officer and consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of a Service Provider or its board; or a recommendation to dismiss the Covered Officer;
     o The Independent Trustees will be responsible for granting waivers, as appropriate; and
     o Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.   OTHER POLICIES AND PROCEDURES

     This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, a Service Provider, or other service providers govern or purport to govern the behavior or activities of Covered Officers, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Code of Ethics under Rule 17j-1 under the Investment Company Act is a separate requirement applying to the Covered Officers and others, and is not part of this Code.

VI.  AMENDMENTS

     Except as to Exhibit A, this Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of the Board, including a majority of Independent Trustees.

VII. CONFIDENTIALITY

     A Fund's Covered Officers must maintain the confidentiality of information entrusted to them by the Fund, except when disclosure is authorized by the applicable Fund's counsel or required by laws or regulations. Whenever possible, Covered Officers

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should consult with Fund counsel if they believe they have a legal obligation to
disclose  confidential   information.   Confidential  information  includes  all
non-public information that might be of use to competitors, or harmful to the Fund or its shareholders, if disclosed. The obligation to preserve confidential information continues even after employment as a Covered Officer ends.

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, officers of the Trust, Trust counsel and counsel for a Service Provider.

VIII. INTERNAL USE

     The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of any Trust, as to any fact, circumstance, or legal conclusion.

Date: January 7, 2004

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                                    EXHIBIT A

                     PERSONS COVERED BY THIS CODE OF ETHICS
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Robert W. Scharar, President of the Trust

Lawrence Beaver, Principal Financial Officer of the Trust

Date: January 7, 2004